EXHIBIT 99.1
FOR IMMEDIATE DISTRIBUTION

Contact:
URS Corporation	Citigate Sard Verbinnen
H. Thomas Hicks	Hugh Burns/Jamie Tully/Kara Findlay
Vice President &	(212) 687-8080
Chief Financial Officer
(415) 774-2700
WILLIAM P. SULLIVAN JOINS URS
BOARD OF DIRECTORS

     SAN FRANCISCO, CA — August 3, 2006 — URS Corporation (NYSE: URS) announced today that William P. Sullivan, President and Chief Executive Officer of Agilent Technologies Inc., has joined its Board of Directors, effective on August 1, 2006.
     Commenting on Mr. Sullivan’s appointment, Martin M. Koffel, URS Chairman and Chief Executive Officer, said: “We are delighted to welcome Bill Sullivan to the URS Board. He is a highly-regarded executive with extensive experience leading the world’s premier measurement company, Agilent Technologies, which has a strong international presence and culture of innovation in science and engineering that dates to its development under Hewlett-Packard.”
     The Company noted that William Sullivan’s appointment increases the number of independent directors on the URS Board to eight. Martin Koffel is the only non-independent director on the Board, which is consistent with URS’ long-term corporate governance goals.
     Said Mr. Sullivan: “I look forward to working with the other members of the Board and the URS management team to building on the Company’s track record of growth and enhancing value for stockholders. As one of the largest engineering design firms in the world, URS is well positioned in key markets in the U.S. and abroad. I also have been impressed by the Company’s entrepreneurial spirit and commitment to quality execution.”
     Prior to his appointment as President and Chief Executive Officer of Agilent Technologies in 2005, Mr. Sullivan, 56, was Agilent’s Chief Operating Officer from 2002 and Senior Vice President and General Manager of Agilent’s Semiconductor Products Group (SPG) from 1999, when Agilent was spun off from Hewlett-Packard.

     Mr. Sullivan joined Hewlett-Packard Company in 1976 and during the course of his career, developed expertise in telecommunications, data communications and computers. In 1995, he was promoted to General Manager of the Optical Communication Division, and two years later was named General Manager of the Communication Semiconductor Solutions Division. Mr. Sullivan became General Manager and Vice President of the Components Group, later known as SPG, in 1998.
     Mr. Sullivan received a Bachelor of Science degree from the University of California at Davis. He serves on the Board of Directors of the Children’s Discovery Museum in San Jose, California, as well as on the Board of Directors of Agilent Technologies.
     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/ industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,400 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).
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